UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2017

HOUSTON AMERICAN ENERGY CORP.

(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

801 Travis St., Suite 1425

Houston, Texas 77002

(Address of Principal Executive Offices)(Zip Code)

713-222-6966

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 31, 2017 (the “Original Issue Date”), Houston American Energy Corp. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with multiple investors pursuant to which the Company sold 1,200 shares of 12.0% Series A Convertible Preferred Stock (the “Series A Preferred Shares”) for $1,000 per share (the “Purchase Price”), or an aggregate of $1,200,000.

The principal terms of the Series A Preferred Shares are as follows:

Dividends. Dividends accrue, commencing July 1, 2017, at an annual rate of 12% of the Purchase Price (the “Stated Dividend”). The Stated Dividend is payable on a quarterly basis in cash (i) from funds legally available for such payment, (ii) when and as declared by the Board of Directors of the Company (the “Board”), and (iii) subject to restrictions, if any, imposed under existing debt obligations of the Company (no debt obligations presently exist). Dividends on the Series A Preferred Stock are cumulative. No dividends may be paid on Common Stock so long as Series A Preferred Stock remains outstanding unless said dividend is also paid to holders of Series A Preferred Stock on an as converted basis.

Conversion. The holders will have the right, at their sole option, to convert the face amount of the Series A Preferred Shares (but not accrued and unpaid dividends) into shares of Common Stock at a conversion price of $0.20 per share (the “Conversion Price”). The Conversion Price is subject to standard adjustments to reflect stock splits, reverse stock splits, stock dividends, certain non-cash distributions to holders of Common Stock and certain issuance of stock at less than market value.

Redemption. The Series A Preferred Shares are redeemable by the Company at its sole option (subject to the right of the holders to convert the Series A Preferred Shares prior to redemption) beginning on the second anniversary of the Original Issue Date at a price per share equal to (i) $1,000 multiplied by the applicable percentage from the table below, plus (ii) all accrued and unpaid dividends:

For the period below	Percentage
On or after the second anniversary of the Original Issue Date to the day prior to the third anniversary	112%
On or after the third anniversary to the day prior to the fourth anniversary	108%
On or after the fourth anniversary to the day prior to the fifth anniversary	104%
On or after the fifth anniversary	100%

Voting. The Series A Preferred Shares vote on an as converted basis on all matters submitted to a vote of shareholders and, separately, vote as a class with respect to certain matters that could potentially adversely affect the Series A Preferred Shares.

Liquidation. The Series A Preferred Shares are entitled to a preference upon liquidation of $1,000 per share plus all accrued and unpaid dividends.

The foregoing is qualified in its entirety by reference to the Certificate of Designations filed herewith as Exhibit 4.1.

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Item 3.02.	Unregistered Sales of Equity Securities

See Item 1.01 above regarding the sales of Series A Preferred Shares.

Proceeds from the sale of the Series A Preferred Shares will be used to pay the acquisition price of a 25% working interest in two oil and gas leases covering approximately 800 acres in Reeves County, Texas.

The Series A Preferred Shares were offered and sold in a private placement transaction (the “Offering”) pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 promulgated thereunder. Each of the investors represented that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act.

No placement agents, underwriters or finders participated in the Offering and no commissions or similar fees were paid in connection with the Offering.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities. At the time of their issuance, the Series A Preferred Shares and the underlying shares of Common Stock issuable upon conversion of the Series A Preferred Shares have not been registered under the Securities Act, or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Certificate of Designations of 12.0% Series A Convertible Preferred Stock

10.1	Form of Securities Purchase Agreement, dated January 31 2017, relating to the sale of shares of 12.0% Series A Convertible Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: February 2, 2017
	By:	/s/ John P. Boylan, President
John P. Boylan, President

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